Exhibit 10.41
Execution Copy
MANAGEMENT SERVICES AGREEMENT
     This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of December 3, 2010, by and between Irving Place Capital Management, L.P., a Delaware limited partnership (“IPC‘) and Thermadyne Holdings Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used herein are defined in Section 11 below.
     WHEREAS, Thermadyne Technologies Holdings, Inc. (formerly known as Razor Holdco Inc.), a Delaware corporation (“Holding”), Razor Merger Sub Inc., a Delaware corporation (“Merger Sub”) and the Company are parties to that certain Agreement and Plan of Merger (as modified or amended, the “Merger Agreement”), dated October 5, 2010, pursuant to which Merger Sub was merged with and into the Company on the date hereof (the “Merger”);
     WHEREAS, IPC has staff skilled in strategic corporate planning and other business advisory and business monitoring services;
     WHEREAS, the Company and its Subsidiaries and other affiliates will require such skills and services from IPC in connection with the development and monitoring of its strategic plan; and
     WHEREAS, the Company desires to retain IPC with respect to the services described herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:
     1. Term. This Agreement shall commence on the date hereof and shall terminate (except as provided in the immediately following sentence) on the earliest to occur of (a the consummation of a Qualified Public Offering, (b) the consummation of a Company Sale, (c) termination by IPC upon 30 days prior written notice to the Company or (d) the tenth anniversary of the date hereof (such term, the “Term”); provided that if no Qualified Public Offering or Company Sale has been consummated prior to the tenth anniversary of the date hereof, the Term shall be automatically extended thereafter on a year to year basis unless (i) the Company provides written notice to IPC of its desire to terminate this Agreement, which notice has been approved by the Company’s board of directors or (ii) IPC provides written notice to the Company of its desire to terminate this Agreement, in each case, 90 days prior to the expiration of the Term or any extension thereof, or until such time as a Qualified Public Offering or a Company Sale is consummated. The provisions of Sections 3(g), 8, 9, 10, 11, 13, 14, 16 and 17 and obligations to pay any outstanding unpaid fees hereunder (and accrued interest thereon) and any unreimbursed expenses shall survive the termination of this Agreement.
     2. Services. IPC shall perform or cause to be performed such services for the Company and its Subsidiaries as mutually agreed by IPC and the Company’s board of directors, which may include the following:
     (a) general advisory and management services, including assistance with the plans of the Company and its Subsidiaries and affiliates plans to grow revenues and expand their current respective businesses;

     ( b) business development functions, including identification, support, negotiation and analysis of acquisitions and dispositions by the Company or its Subsidiaries;
     (c) support, negotiation and analysis of financing alternatives, including in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;
     (d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;
     (e) marketing functions, including monitoring of marketing plans and strategies;
     (f) human resource functions, including searching, identifying, recruiting and hiring of executives and directors; and
     (g) other services for the Company and its Subsidiaries upon which the Company’s board of directors and IPC agree.
     3. Advisory Fee.
          (a) In consideration of IPC’s undertaking to provide advisory services hereunder, the Company shall pay IPC an annual advisory fee (as increased or decreased in accordance with the provisions hereof, the “Advisory Fee”) in an amount for each fiscal year equal to the greater of (i) $1,500,000 and (ii) 2.5 percent of EBITDA of the Company and its Subsidiaries for such fiscal year, calculated as provided below, and payable in advance in quarterly installments, for the period beginning on the date hereof and ending upon the termination of this Agreement as provided in Section 1 hereof. The Advisory Fees shall be payable by the Company whether or not the Company or its Subsidiaries actually requests that IPC provide the services described in Section 2 above. All Advisory Fees shall be fully earned when accrued or paid, as the case may be.
          (b) The first installment of the Advisory Fee, for the period beginning on the date hereof and ending December 31, 2010, shall be payable on the date hereof (unless otherwise directed by IPC). The first installment shall be in an amount equal to $375,000 multiplied by a fraction, (i) the numerator of which is the actual number of days from and including the date hereof to and including December 31, 2010, and (ii) the denominator of which is 90. The second installment of the Advisory Fee, for the period beginning on January 1, 2011 and ending March 31, 2011, shall be payable on December 31, 2010 and shall be in an amount equal to $375,000.
          (c) Except as otherwise provided in Section 3(b), 3(d) or3(f) hereof, all subsequent payments of the Advisory Fee shall be paid in quarterly installments, payable on March 31, June 30, September 30 and December 31 of each year (or if any such date is not a Business Day, on the last Business Day preceding such date), in an amount equal to the greater of (i) $375,000 and (ii) 2.5 percent of EBITDA of the Company and its Subsidiaries for the preceding fiscal quarter, based on available internal financial statements of the Company and its Subsidiaries.

          (d) Within 90 days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2011), the Company will certify the EBITDA of the Company and its Subsidiaries for the preceding fiscal year to IPC (the “Annual Certification”).
               (i) To the extent that the aggregate installments of the Advisory Fee paid to IPC with respect to such preceding fiscal year exceed the greater of (i) $1,500,000 and (ii) 2.5 percent of EBITDA of the Company and its Subsidiaries for such preceding fiscal year, then the Company may set off the amount of such excess (the “Excess Fee Amount”) against their obligation to pay the next installment of the Advisory Fee (and subsequent installments if needed to recover such Excess Fee Amount in full).
               (ii) To the extent that the aggregate installments of the Advisory Fee paid to IPC with respect to such preceding fiscal year are less than the greater of (i) $1,500,000 and (ii) 2.5 percent of EBITDA of the Company and its Subsidiaries for the preceding fiscal year, then the Company shall pay IPC the amount of such deficiency within five Business Days of the delivery of the Annual Certification.
          (e) Upon a Company Sale or the consummation of a Qualified Public Offering, the Company shall be obligated to pay to IPC an amount equal to the sum of the Advisory Fees that would be payable to IPC for the following four (4) fiscal quarters, calculated based upon EBITDA of the Company and its Subsidiaries as set forth in the Company’s internal financial budget in respect of such period.
          (f) Notwithstanding anything to the contrary contained herein, the Company shall accrue but not pay the Advisory Fee if and for so long as and to the extent (i) any such payment would constitute a default under the Credit Agreement or any other financing agreements entered into by the Company or any of its Subsidiaries (a “Default”);provided that the Company shall be obligated to pay any accrued Advisory Fees deferred under this Section 3(f)(i) to the extent that such payment would not constitute a Default or (ii) IPC instructs the Company not to pay all or any portion of the Advisory Fee during any fiscal year.
          (g) In addition to the Advisory Fee and the IPCSS Fee, the Company shall reimburse IPC, promptly upon request, for all reasonable out-of-pocket expenses incurred in the ordinary course of business by IPC or its affiliates in connection with IPC’s obligations hereunder and the services rendered prior to or subsequent to the date hereof, including fees and expenses paid to consultants, subcontractors and other third parties in connection with such obligations.
     4. Transaction Fees.
           (a) The Company hereby agrees to pay to IPC a fee (the “Closing Fee”) for services rendered in connection with securing, structuring and negotiating the transactions contemplated by the Merger Agreement, including the Merger and the related equity and debt financing, and certain other management services, an amount to be determined by IPC, which amount shall not exceed $6,500,000. The Closing Fee shall be payable on the date hereof

(unless otherwise directed by IPC) by wire transfer of immediately available funds to IPC or one or more of its designees.
           (b) In consideration of IPC’s efforts to direct the Company and its Subsidiaries to, and provide advice and strategic planning to the Company and its Subsidiaries in connection with, a Transaction (as defined below), from time to time, the Company agrees to pay to IPC a fee (a “Transaction Fee”) concurrently, with, and as a condition to, the closing of (i) a sale, merger, joint venture formation or other business combination or a debt or equity recapitalization of the Company, any of its Subsidiaries or any of their capital stock (each, a “Business Combination/Recapitalization”), (ii) a sale, lease or conveyance of all or substantially all of the Company’s or one or more of its Subsidiaries’ equity securities or assets (an “Asset Sale”) (iii) any offering of the Company’s or one more of its Subsidiaries’ capital stock (or share capital, as the case may be) or indebtedness or the refinancing of any indebtedness (other than ordinary course amendments to the Credit Agreement) (an “Offering”), or (iv) an acquisition by the Company of capital stock or assets of another unaffiliated third party (an “Acquisition”, and, together with a Business Combination/Recapitalization, an Asset Sale, and an Offering, each a “Transaction”). In addition, the Company agrees to reimburse IPC for its reasonable out-of- pocket expenses in connection with such Transaction. The amount of any Transaction Fee shall be equal to either (x) 1.0% of the “Transaction Amount” (as defined below), in the case of any Business Combination/Recapitalization, Asset Sale, or Acquisition, or (y) 1.0% of the gross proceeds of the relevant securities offering, in the case of any Offering. “Transaction Amount”, as used herein, shall mean the total consideration (including cash; securities; earnouts (when and if paid); dividends or other distribution to equityholders; evidences of indebtedness; above market employment, consulting or non-competition/non-solicitation arrangements; other debt instruments; capital leases and preferred securities or interests assumed by the acquiring entity or repaid in connection with the Transaction or remaining with the Company or any of its Subsidiaries after giving effect to the Transaction, indebtedness, capital leases, preferred securities or interests and debt and other obligations assumed, retired or defeased by the purchaser; and any other property or form of consideration) distributed or directly or indirectly paid, payable or contributed, for the assets or existing and/or newly issued stock or the other ownership interest in connection with the relevant Transaction. Any securities that form part or all of the Transaction Amount shall be valued at the quoted public market price or, in the absence of a quoted market price, the fair value thereof, as determined in good faith by the board of directors of the Company. In the event of a recapitalization of any person or entity, the Transaction Amount shall also include the value of cash, notes, property and securities distributed to the person’s or entity’s stockholders or members. For the avoidance of doubt, a Transaction shall not include any transaction contemplated by the Merger Agreement that has been consummated on or prior to the date hereof, including the Merger and the related equity and debt financing. IPC may assign its rights under this Section 4(b) generally or in connection with any actual or prospective Transaction to any of its affiliates.
5. IPC Strategic Services.
          (a) IPC shall perform or cause to be performed such of the following services for the Company and its Subsidiaries as agreed upon by IPC and the Company, which services (collectively, the “IPC Strategic Services” or “IPCSS”) may include (i) review of the Company and its Subsidiaries’ existing insurance, health benefits, executive services, purchasing programs and practices; (ii) identification of potential opportunities for the Company and its Subsidiaries to achieve cost savings in purchasing goods and services in certain common or shared expenditure categories from third party suppliers or providers (“Suppliers”); (iii) negotiation on behalf of the Company and its Subsidiaries of certain service or supply agreements with Suppliers (“Supply Agreements”) to provide such goods and services to the Company and its Subsidiaries at rates or on terms and conditions that are advantageous to the Company and its Subsidiaries; (iv) monitoring of performance by certain Suppliers under the relevant Supply Agreements; (v) assistance to the Company and its Subsidiaries in resolving certain disputes that may arise under any Supply Agreements; (vi) calculation and reporting to the Company estimated annual cost savings achieved by the Company and its Subsidiaries under certain Supply Agreements; and (vii) provision to the Company and its Subsidiaries on a periodic basis of (A) updates on current and pending IPC Strategic Services initiatives of IPC, and (B) information regarding, and access to, IPC’s network of senior executives, including current and former executives of current and former IPC portfolio companies, IPC and applicable service providers and vendors.
          (b) IPC and the Company shall agree upon the time and manner in which IPC Strategic Services are to be performed. IPC shall provide and devote to the performance of this Agreement such partners, employees and agents of IPC as IPC shall deem appropriate to the furnishing of the IPC Strategic Services required.
          (c) The Company and its Subsidiaries shall comply with all obligations and performance requirements of the Company and its Subsidiaries set forth in the Supply Agreements to which the Company and its Subsidiaries are parties. Under no circumstances shall IPC or its affiliates (i) be jointly or severally liable with the Company and its Subsidiaries for any debt, liability, act, omission, breach or obligation of the Company and its Subsidiaries under any Supply Agreement or any other agreement or undertaking between the Company and its Subsidiaries and a third party arising as a result of the IPC Strategic Services provided pursuant to this Agreement or otherwise, or (ii) be liable to the Company and its Subsidiaries for any debt, liability, act, omission, breach or obligation of any Supplier under a Supply Agreement or of any other third party under any other agreement or undertaking between the Company and its Subsidiaries and such third party arising as a result of the IPC Strategic Services provided pursuant to this Agreement or otherwise. The Company and its Subsidiaries acknowledge and agree that (A) they will be solely liable for any debt, liability, act, omission, breach or obligation of the Company and its Subsidiaries arising under an applicable Supply Agreement or other agreement or undertaking, and (B) they will look solely to, and seek damages or other relief solely from, the applicable Supplier or third party with respect to any debt, liability, act, omission, breach or obligation of such Supplier or third party arising under an applicable Supply Agreement or other agreement or undertaking.
          (d) The Company and its Subsidiaries acknowledge that IPC has, in connection with the provision of services that are the same as, or similar to, the IPC Strategic Services to other portfolio companies, negotiated certain Supply Agreements to which such other portfolio companies are parties and for which such other portfolio companies have paid fees to IPC in respect of savings realized. The Company and its Subsidiaries further acknowledge that centralization of sourcing and strategic services efforts and coordination of portfolio companies across the IPC portfolio on sourcing and other strategic services are necessary to achieve the highest savings and to provide wide-ranging benefits to IPC and all portfolio companies, including the Company and its Subsidiaries. In consideration of the foregoing, the Company shall not, directly or on behalf of its subsidiaries, (i) use any information included in a Supply Agreement to which the Company and its Subsidiaries are not parties or any other confidential information provided by IPC regarding IPC Strategic Services initiatives or IPC’s sourcing efforts more generally (which confidential information, shall include actual and proposed pricing details and other terms and conditions of existing and proposed Supply Agreements) to negotiate lower rates or more advantageous terms and conditions with the Company and its Subsidiaries’ incumbent Suppliers or to negotiate and enter into separate Supply Agreements with the applicable Supplier for such other Supply Agreements, (ii) enter into negotiations with any Supplier with which IPC or another portfolio company has an existing Supply Agreement without first informing IPC and then coordinating with IPC prior to proceeding with such Supplier, or (iii) terminate, fail to renew, make a claim for breach under, or provide notice of a dispute to a Supplier under, any Supply Agreement to which the Company and its Subsidiaries are parties without first providing written notice to IPC and without following the applicable notice and cure provisions of the applicable Supply Agreement.
           (e) IPC may, without requiring the consent or approval of any the Company or any of its Subsidiaries, freely assign and transfer its rights and obligations under this Agreement as they relate to the IPC Strategic Services and the IPCSS Fees to any successor entity that assumes responsibility for managing IPC Strategic Services, whether a IPC affiliate or an unaffiliated third party.
          (f) In consideration for the IPC Strategic Services, when directed by IPC, the Company Parties shall pay to IPC (which such payments shall reduce the Advisory Fees on a dollar for dollar basis), an amount designated by IPC (the “IPCSS Fees”).
          (g)Disclaimer of Warranties. THE IPC STRATEGIC SERVICES ARE PROVIDED ON AN “AS IS” AND “WHERE IS” BASIS, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IPC MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE IPC STRATEGIC SERVICES OR ANY CORRESPONDING RESOURCES PROVIDED THEREWITH, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
     6. Credit for Certain Consulting Services. IPC and the Company hereby acknowledge that in connection with the development of the Company’s long term business plan, Holdings has entered into an agreement (the “Consulting Agreement”) on behalf of the Company pursuant to which the Company will incur, fees (the “Consulting Fees”) for certain consulting services provided by Michael McLain, James Floyd, Rahul Kapur and/or Gary Warren. IPC agrees that the first $500,000 of Consulting Fees payable by the Company shall reduce the Transaction Fee payable hereunder at the Closing and that the next Consulting Fees paid by the Company pursuant to the Consulting Agreement, up to a maximum of $240,000, shall be applied to reduce the next installments of the Advisory Fees on a dollar-for-dollar basis. In the event that any part of the initial $500,000 is not paid by the Company said amounts shall be payable promptly to IPC as additional Transaction Fee. Any other Consulting Fees not paid pursuant to the Consulting Agreement shall be payable promptly to IPC as additional Advisory Fees.
     7. Personnel; Independent Contractor. IPC shall provide and devote to the performance of this Agreement such partners, employees and agents of IPC as IPC shall deem appropriate to the furnishing of the services required. The Company acknowledges that IPC is an independent contractor and nothing in this Agreement shall be construed to imply that IPC is a partner or joint venture with, or an agent or fiduciary of the Company.
     8. Liability. None of IPC, any of its affiliates, successors or assigns nor their respective partners, members, stockholders, directors, officers, employees or agents (each a “Covered Person”) shall be liable to the Company or its Subsidiaries or affiliates for any and all losses, claims, liabilities, damages (including taxes) or expenses, including reasonable attorney’s fees and disbursements, costs of investigations, litigation, judgments, appeal, interest, fines, penalties, and amount paid in settlement (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, unless and then only to the extent that such Loss is determined by a court in a final order from which no appeal can be taken, to have resulted solely from the gross negligence or willful misconduct on the part of such Covered Person. IPC makes no representations or warranties, express or implied, in respect of the services to be provided by any Covered Person. Except as IPC may otherwise agree in writing on or after the date hereof: (a) each Covered Person shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (i) engage in the same or similar business activities or lines of business as the Company or its Subsidiaries or affiliates, (ii) do business with any client, customer, supplier, competitor, lender or investor of, to or in the Company or its Subsidiaries or affiliates and (iii) develop a strategic relationship with businesses that are and may be competitive or complementary with the Company or its Subsidiaries or affiliates; (b) no Covered Person shall be liable to the Company or its Subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such Person’s participation therein; and (c) in the event that any Covered Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both (A) the Company or any of its Subsidiaries or affiliates, on the one hand, and (B) IPC, on the other hand, or any other Person, no Covered Person shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or its Subsidiaries or other affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any Covered Person directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, its Subsidiaries or any of their affiliates. In no event will any of the parties hereto be liable to any other party hereto for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for the Claims (as defined in Section 9) relating to the services which may be provided by IPC hereunder.
     9. Indemnity. The Company and its Subsidiaries and other controlled affiliates shall, to the fullest extent permitted by applicable law, defend, indemnify and hold harmless each Covered Person from and against any and all Losses arising from any claim by any Person with respect to, or in any way related to, this Agreement, including with respect to any actual or threatened action, suit, proceeding or claim relating thereto (collectively, “Claims”) resulting from any act or omission of any Covered Persons except to the extent that such Loss is determined by a court in a final order from which no appeal can be taken to have resulted solely from the gross negligence or willful misconduct of such Covered Person. The Company and its Subsidiaries and other controlled affiliates shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company and its Subsidiaries or any Covered Person, or in which any Covered Person may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance of the obligations hereunder by any Covered Person, and shall promptly reimburse each Covered Person for all costs and expenses (including reasonable attorney’s fees) as incurred, in connection with the investigation of, preparation for or defense or settlement of any pending or threatened Claim, whether or not such Covered Person is a party and whether or not such Claim is initiated by or on behalf of the Company and whether or not resulting in any liability. The Company further agrees for itself and on behalf of its Subsidiaries that with respect to any Covered Person who is employed, retained or otherwise associated with, or appointed or nominated by, IPC or any of its affiliates and who acts or serves as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Company or any of its Subsidiaries, that the Company or such Subsidiaries, as applicable, shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Covered Person acting in such capacity or capacities on behalf or at the request of the Company, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise. Notwithstanding the fact that IPC and/or any of its affiliates, other than the Company or its Subsidiaries (such persons, together with its and their heirs, successors and assigns, the “IPC Parties”), may have concurrent liability to a Covered Person with respect to the Indemnity Obligations, the Company hereby agrees for itself and on behalf of its Subsidiaries that in no event shall the Company or any of its Subsidiaries have any right or claim against any of the IPC Parties for contribution or have rights of subrogation against any IPC Parties through a Covered Person for any payment made by the Company or any of its Subsidiaries with respect to any Indemnity Obligation. In addition, the Company hereby agrees for itself and on behalf of its Subsidiaries that in the event that any IPC Parties pay or advance a Covered Person any amount with respect to an Indemnity Obligation, the Company will, or will cause its Subsidiaries to, as applicable, promptly reimburse any such IPC Parties for such payment or advance upon request.
     10. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:
     to the Company:
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
Facsimile: (636) 728-3011
Attention: Chief Executive Officer

     with a copy, which shall not constitute notice, to:
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
Facsimile: (636) 728-3011
Attention: General Counsel
     to IPC:
Irving Place Capital Management, L.P.
277 Park Avenue, 39th Floor
New York, New York, 10172
Attention: Joshua Neuman
Facsimile: (212) 551-4541
     with a copy, which shall not constitute notice, to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: David Zeltner and Jane McDonald
Facsimile: (212) 310-8007
     11. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:
     “Acquisition” has the meaning set forth in Section 4(a).
     “Advisory Fee” has the meaning set forth in Section 3(a).
     “Agreement” has the meaning set forth in the preamble hereof.
     “Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.
     “Claims” has the meaning set forth in Section 9.
     “Closing Fee” has the meaning set forth in Section 4(a).
..
     “Company” has the meaning set forth in the preamble hereof and shall include its successors.
     “Company Sale” means a transaction with an independent third party or group of independent third parties acting in concert, pursuant to which such party or parties acquire, in any single transaction or series of related transactions, (i) equity securities of the Company (or equity securities of any successor) with voting power sufficient to elect a majority of the board of directors (or other relevant governing body) of the Company or such successor or (ii) all or substantially all of the Company’s assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity securities, by sale, exchange or transfer of the Company’s consolidated assets, or otherwise).
     “Consulting Fees” has the meaning set forth in Section 6.
     “Covered Person” has the meaning set forth in Section 8.
     “Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010, by and among the Company, General Electric Capital Corporation and the other parties thereto, as amended, supplemented or otherwise modified from time to time.
     “Default” has the meaning set forth in Section 3(f).
     “EBITDA” means, with respect to the Company and its Subsidiaries, earnings before interest, taxes, depreciation and amortization, using components as defined by generally accepted accounting principles consistently applied, plus non-recurring charges (including, but not limited, to expenses or charges incurred in connection with the transactions contemplated by the Merger Agreement), minus non-recurring gains, plus the Advisory Fees, Transaction Fees and IPCSS Fees paid under this Agreement.
     “Excess Fee Amount” has the meaning set forth in Section 3(d)(i).
     “includes” and “including” mean includes and including, without limitation.
      “Indemnity Obligations” has the meaning set forth in Section 9.
     “IPC” has the meaning set forth in the preamble hereof.
     “IPC Parties” has the meaning set forth in Section 9.
     “IPC Strategic Services” or “IPCSS” has the meaning set forth in Section 5(a).
      “IPCSS Fees” has the meaning set forth in Section 5(f).
     “Loss” has the meaning set forth in Section 8.
     “Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, a trust, a joint stock company, a trust, an association, a joint venture, an unincorporated organization or association, a governmental authority or any other entity of whatever nature.
     “Merger” has the meaning set forth in the recitals hereof.
     “Merger Agreement” has the meaning set forth in the recitals hereof.
      “Merger Sub” has the meaning set forth in the recitals hereof.

     “Qualified Public Offering” means an underwritten sale to the public of the equity securities of the Company or any of its Subsidiaries (or any of their respective successors) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission on Form S-1 (or any successor form) which results in proceeds (net of underwriting discounts and selling commissions) of at least $125,000,000 and after which such equity securities are listed on a U.S. national securities exchange or the NASDAQ Stock Market; provided, that a Qualified Public Offering shall not include any issuance of equity securities in any merger or other business combination, and shall not include any registration of the issuance of securities to existing securityholders or employees of the Company or its Subsidiaries on Form S-4 or Form S-8 (or any successor forms).
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.
     “Suppliers” has the meaning set forth in Section 5(a).
      “Supply Agreements” has the meaning set forth in Section (a).
      “Term” has the meaning set forth in Section 1.
      12. Assignment. Except as provided in Section 4(b), no party hereto may assign any obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided that IPC may, without the consent of the Company, assign its rights under this Agreement to any of its affiliates.
     13. No Waiver. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
     14. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

     15. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.
     16. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.
     17. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
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     IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the date first written above.

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Martin Quinn
Name Martin Quinn
Title President

IRVING PLACE CAPITAL MANAGEMENT, L.P.
By:	JDH Management LLC,
its General Partner

By:	/s/ Douglas Korn
	Name:	Douglas Korn
	Title:	Senior Managing Director

Signature Page to
Management Services Agreement